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                                                                    EXHIBIT 4.2

                  AMENDED AND RESTATED AIRCRAFT LOAN AGREEMENT


               THIS AMENDED AND RESTATED AIRCRAFT LOAN AGREEMENT ("Agreement"), dated as of November 4, 1996, is entered into by and between SWA I Corporation, a Nevada corporation ("Debtor"), and Wells Fargo Bank, N.A. ("Bank"), successor by merger to First Interstate Bank of California ("FICAL") with reference to the following facts:

               This Agreement amends and restates, in its entirety, that certain Aircraft Loan Agreement dated as of December 22, 1995 by and between Debtors and FICAL, as amended by a Maturity Date Extension Agreement, dated as of July 3, 1996 and a Continued Extension Maturity Date Agreement, dated as of August 5, 1996 (collectively, the "Original Agreement"). It is the intention of the parties hereto to effect certain amendments to the Original Agreement as of the Closing Date as expressly reflected herein. The Original Agreement otherwise continues in full force and effect from the date thereof to the Closing Date, and at all times on and after the Closing Date as restated hereby. Any reference to the Original Agreement in any document executed in connection with the Original Agreement is hereby deemed to be a reference to this Agreement.

               NOW, THEREFORE, it is hereby agreed by and between the parties hereto, as follows:

        SECTION 1.    DEFINITIONS

               1.1 Defined Terms. As used in this Agreement the following terms shall have the following defined meanings, unless the context otherwise requires (such terms to be equally applicable to both singular and plural forms of the terms defined):

        "Agreement", "hereof", "hereto", "hereunder" and words of similar import shall mean this Amended and Restated Aircraft Loan Agreement, as the same may from time to time be amended, modified or supplemented.

        "Aircraft" shall mean that certain (1) Boeing 737-300 aircraft, Emanufacturer's serial number 23254, United States Nationality and Registration Number N688SW, together with two (2) engines, manufacturer's serial numbers 721137 and 721178 respectively, together with all avionics and all other accessories, and all additions, modifications and attachments to, and all replacements and substitutions for any of the foregoing.

        "Assignment of Rents" shall mean that certain Assignment of Rents and Interest in Lease dated as of December 22, 1995 made by Borrower in favor of FICAL, as amended.
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        "Bank"  shall mean Wells Fargo Bank, N.A., successor by merger to First
Interstate Bank of California.

        "Business Day" shall mean a day other than a Saturday, Sunday or legal holiday under the laws of the State of California and the State of Texas.

        "Closing Date" shall mean the date on which the Loan is made pursuant hereto.

        "Code" shall mean the Uniform Commercial Code as from time to time in effect in any applicable jurisdiction.

        "Collateral" shall mean the Aircraft, the Lease and the Proceeds thereof.

        "Commitment" shall mean the obligation of Bank to make the Loan in the aggregate principal amount specified in Section 2.1 of this Agreement.

        "Consolidated Tangible Net Worth" shall mean, as of the date of any determination, the total of shareholders' equity (including capital stock, additional paid-in capital and retained earnings after deducting treasury stock), less the sum of the total amount of goodwill, organization expenses, unamortized debt issue costs (determined on an after tax basis), deferred assets other than prepaid insurance and prepaid taxes, the excess of cost of shares acquired over book value of related assets, surplus resulting from any revaluation write-up of assets subsequent to December 31, 1994, if applicable, and such other assets as are properly classified as intangible assets, all determined in accordance with generally accepted accounting principles in the United States consolidating the Guarantor or Debtor, as applicable, and its Subsidiaries.

        "Cost" shall mean, with respect to the Aircraft (and all parts thereof), the purchase price therefor paid by Debtor in connection with the sale of the Aircraft by ILFC to Debtor, which amount shall be set forth in the Supplement.

        "Debtor"  as defined in the introductory paragraph to this Agreement.

        "Default" shall mean any event which with notice, lapse of time, and/or any further condition, event or act would constitute an Event of Default.

        "Event of Default"   as defined in Section 7 of this Agreement.

        "Event of Loss" shall mean, with respect to the Aircraft, the actual or constructive loss thereof or the use thereof, due to theft, destruction, damage beyond repair or damage from any reason whatsoever, to an extent which makes repair uneconomical, or rendition thereof unfit for normal use, or the condemnation, confiscation or seizure of, or requisition of title to or use of, the Aircraft by any governmental authority or any other person, whether or not acting under color of governmental authority.
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        "FAA" shall mean the Federal Aviation Administration

        "Guarantor" shall mean International Aircraft Investors, a California corporation.

        "Guaranty Agreement" shall mean a legally enforceable agreement guaranteeing the payment and performance of any and all Obligations and liabilities of Debtor to Bank arising from this Agreement and the Note, in form and substance acceptable to Bank.

        "Indebtedness" shall mean and includes all obligations of such Person which in accordance with generally accepted accounting principles in the United States shall be classified upon a balance sheet of such Person as liabilities of such Person, and in any event shall include all:

               (a) obligations of such Person for borrowed money or which have been incurred in connection with the acquisition of property or assets (other than security and other deposits on flight equipment);

               (b) obligations secured by any Lien or other charge upon property or assets owned by such Person even though such Person has not assumed or become liable for the payment of such obligations;

               (c) obligations created or arising under any conditional sale, or other title retention agreement with respect to property acquired by such Person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property;

               (d) capitalized rentals of such Person under any capitalized lease;

               (e) obligations evidenced by bonds, debentures, notes or other similar instruments; and

               (f) guaranties by such Person to the extent required pursuant to the definition thereof.

        "ILFC" shall mean International Lease Finance Corporation, the seller of the Aircraft and Lease to Debtor.

        "Installment Payment Date" shall mean, with respect to the Note, each date on which a regular installment of principal and interest is due on the Note.

        "Junior Loan" shall mean a loan in the original principal amount of $3,600,000 made by ILFC to Debtor on or about December 22, 1995 which is secured by a junior security interest in the Aircraft and the Lease.
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        "Late Charge Rate"  shall mean a rate per annum equal to five percent
(5%) over the interest rate provided in the Note.

        "Lease" shall mean that certain Amended and Restated Aircraft Lease Agreement dated as of March 1, 1994, as amended, originally between ILFC as lessor and Morris Air Corporation as lessee, which Lease shall be sold, transferred and assigned to Debtor with the Aircraft on or before the Closing Date.

        "Liens" shall mean liens, mortgages, security interests, pledges, title retentions, charges, financing statements or other encumbrances of any kind whatsoever.

        "Loan"  shall mean the loan made by Bank pursuant to this Agreement.

        "Loan Documents" shall mean the Agreement, the Note, the Mortgage, the Guaranty Agreement and any other security agreements, financing statements, subordination agreements, documents or agreements executed by or on behalf of Debtor or any other Person or delivered to Bank with respect to this Agreement.

        "Mortgage" shall mean that certain Mortgage, Security Agreement and Assignment of Rents dated as of December 22, 1995, and executed by Debtor in favor of FICAL, as amended, which grants Bank a lien on the Aircraft as more particularly provided therein.

        "Note"   shall mean the promissory note of Debtor evidencing the Loan, as described in Section 2.2 of this Agreement.

        "Obligations" shall mean (i) the aggregate unpaid principal amount of, and accrued interest on, the Note; (ii) all other obligations and liabilities of Debtor, now existing or hereafter incurred, under, arising out of or in connection with this Agreement, the Mortgage or the Note.

        "Person" an individual, partnership, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

        "Prepaid Principal Amount" as defined in Section 2.3(a) of this Agreement.

        "Proceeds" shall have the meaning assigned to it in the Code, and in any event, shall include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Debtor from time to time with respect to the Aircraft; (ii) any and all payments (in any form whatsoever) made or due and payable to Debtor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of the Aircraft by any governmental body, authority, bureau or agency or any other Person (whether or not acting under color of governmental authority); and (iii) any and all other rents or profits or other amounts from time to time paid or payable under the Lease or otherwise in connection with the Aircraft.
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        "Subsidiary" shall mean, as of any date of determination thereof and with respect to any Person, any corporation, partnership or joint venture, whether now existing or hereafter organized or acquired: (a) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors or other governing body (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person, or
(b) in the case of a partnership or joint venture, of which such Person or a Subsidiary of such Person is a general partner or joint venturer or of which a majority of the partnership or other ownership interest are at the time owned by such Person and/or one or more of its Subsidiaries.

               1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles.

        SECTION 2.  AMOUNT AND TERMS OF LOAN.

               2.1 Commitment. Subject to the terms and conditions of this Agreement, Bank agrees to make a Loan to Debtor in a principal amount not to exceed $13,700,000.

               2.2 The Note. The Loan shall be evidenced by a promissory note of Debtor in form and amount acceptable to Bank. The Note shall (i) be dated the date on which the Loan evidenced hereby is made; (ii) be for the term specified in the Note; (iii) be stated to mature on January 3, 2003 which installments will be payable on the dates and in the amounts set forth in the Note; and (iv) bear interest on the unpaid principal amount thereof from the date thereof through November 4, 1996 at the rate of 6.0% per annum, and thereafter at the LIBOR Rate (as defined in the Note) plus 1.20% per annum (in each event based upon a 360 day year and actual days elapsed) until such amount shall become due and payable (whether at the stated maturity thereof, by acceleration or otherwise). Any amount not paid when due under the Note shall bear late charges thereon, calculated at the Late Charge Rate, from the due date thereof until such amount shall be paid in full.

               2.3 Prepayment in Event of Loss. In the event that the Aircraft shall suffer an Event of Loss, Debtor shall pay, within 30 days after the occurrence of such Event of Loss, an amount determined by adding the following: (i) the unpaid principal amount of the Note (such amount shall be herein referred to as the "Prepaid Principal Amount"), and (ii) by adding interest accrued, with respect to the Prepaid Principal Amount, to the date of such prepayment.

               2.4  Increased Bank Costs.

                    (a) If (i) Regulation D of the Board of Governors of the Federal Reserve System or (ii) after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable
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        agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency,

                         (A) shall subject Bank to any tax, duty or other charge with respect to the Note, or shall change the basis of taxation of payments to Bank or any other amounts due under this Agreement (except for changes in the rate of tax on the overall net income of Bank imposed by any governmental authority of the country in which Bank is incorporated);

                         (B) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, special deposit, assessment (including any assessment for insurance of deposits) or similar requirement against assets of, deposits with or for the account of, or credit extended by, Bank; or

                         (C) shall impose on Bank any other condition affecting the Note;

        and the result of any of the foregoing is to increase the cost to (or to impose an additional cost on) Bank or to reduce the amount of any sum received or receivable by Bank under this Agreement or under the Note with respect thereto, then within 10 days after demand by Bank (which demand shall be accompanied by a statement setting forth the basis of such demand), the Debtor shall pay directly to Bank such additional amount or amounts as will compensate Bank for such increased cost or such reduction.

                    (b) If, after the date hereof, Bank shall determine that the adoption, effectiveness or phase-in of any applicable law, rule, guideline or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Bank with any request or directive regarding capital adequacy (whether or not having the force of law of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of Bank or any Person controlling Bank as a consequence of its obligations hereunder to a level below that which Bank or such controlling Person could have achieved but for such adoption, change or compliance (taking into consideration Bank's or such controlling Person's policies with respect to capital adequacy), then from time to time, within 10 days after demand by Bank (which demand shall be accompanied by a statement setting forth the basis of such demand), the Debtor shall pay directly to Bank such additional amount or amounts as with compensate Bank or such controlling Person for such reduction.
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                    (c)  Bank shall promptly notify Debtor of any event of
        which it has knowledge, occurring after the date hereof, which will entitle Bank to compensation pursuant to this Section 2.4.

               2.5 Prepayment Losses. Debtor hereby agrees that upon demand by Bank (which demand shall be accompanied by a statement setting forth the basis for the calculations of the amount being claimed) Debtor will indemnify Bank against any net loss or expense which Bank may sustain or incur (including, without limitation, any net loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Bank to fund or maintain the Loan, and any LIBOR breakage fees, as more specifically set forth in the Note), as reasonably determined by Bank, as a result of any payment, mandatory prepayment, or voluntary prepayment (including, without limitation, any payment pursuant to Section 2.3 or any payment resulting from acceleration) of the Loan.

               2.6  Use of Proceeds.   The proceeds of the Loan will be used by
Debtor solely to refinance its obligations to Bank under the Original
Agreement.

        SECTION 3.    CONDITIONS OF BORROWING.

               3.1 Conditions of the Loan. Bank shall not be required to make the Loan hereunder unless on the Closing Date of such Loan the following are executed and/or delivered to Bank in form and substance satisfactory to Bank:

                    (a) Certificate of Incumbency of Debtor. Bank shall have received a certificate of incumbency of Debtor signed by the Secretary or Assistant Secretary of Debtor, which certificate shall certify the names of the officers of Debtor authorized to execute any documents hereunder or under any other related documents on behalf of Debtor, together with specimen signatures of such officers, and Bank may conclusively rely on such certificate until receipt of a further certificate of the Secretary or Assistant Secretary of Debtor cancelling or amending the prior certificate and submitting the signatures of the officers named in such further certificate.

                    (b) Resolutions. Bank shall have received a certified copy of all corporate proceedings of Debtor evidencing that all action required to be taken in connection with the authorization, execution, delivery and performance of this Agreement, the Mortgage and the Note and the transactions contemplated hereby has been duly taken.

                    (c) Opinion of Debtor's Counsel. Bank shall have received the written opinion addressed to it of counsel for Debtor satisfactory to Bank as to matters contained in Section 4, Subsection 4.1 through 4.10, inclusive, and Subsection 4.13, and as to such other matters incident to the transactions contemplated by this Agreement as Bank may reasonably request.
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                    (d)   Guaranty Agreement.  Bank shall have received the
        Guaranty Agreement duly executed and delivered by Guarantor, which Guaranty Agreement shall be valid, binding and enforceable.

                    (e) Pledge Agreement. Bank shall have received a Reaffirmation of Pledge Agreement executed by Guarantor in favor of Bank and delivery of all of the issued and outstanding stock of Debtor.

                    (f) Secretary's Certificate of Guarantor. Bank shall have received a certificate signed by the Secretary or Assistant Secretary of Guarantor, certifying the corporate proceedings of Guarantor authorizing the execution, delivery and performance by Guarantor of the Guaranty Agreement and the pledge agreement and the transactions contemplated thereby and certifying the name of the officers of Guarantor authorized to execute the Guaranty Agreement and any related documents together with their specimen signatures. Bank may conclusively rely on such certificate until receipt of a further certificate of the Secretary or Assistant Secretary of Guarantor cancelling or amending a prior certificate and submitting the signatures of the officers named in such further certificate.

                    (g) Opinion of Guarantor's Counsel. Bank shall have received the written opinion addressed to it of counsel for Guarantor satisfactory to Bank as to matters contained in Section 4 (a) - (f), and (h) of the Guaranty Agreement and the pledge of all of Debtor's issued and outstanding stock to Bank.

                    (h) Opinion of Special FAA Counsel. Bank shall have received the written opinion addressed to it of Bank's special FAA counsel, in form and substance satisfactory to Bank and its legal counsel stating that on the Closing Date Bank shall have a legal, valid and continuing first priority mortgage on and security interest in the Aircraft, prior and superior to all other mortgages, liens and security interests of any nature, and that all filings, recordings and other actions necessary or desirable in order to establish, protect and perfect such mortgage and security interest in favor of Bank as a perfected first priority mortgage on and security interest in the Aircraft shall have been duly effected.

                    (i) Note. The Note evidencing the Loan shall have been duly executed and delivered to Bank.

                    (j) Put Agreement/Subordination Agreements. Bank shall have received a put agreement and acknowledgements of subordination executed by ILFC with respect to the Mortgage and the Assignment of Rents in favor of Bank and in form and substance acceptable to Bank.

                    (k) Amendments to each of the Mortgage and the Assignment of Lease shall have been executed by Borrower and delivered to Bank.

                    (l) Insurance. Bank shall have received evidence satisfactory to it that the Aircraft is insured in accordance with the provisions of this Agreement and the Mortgage.

                    (m) Security Interest. All filings, recordings and other actions deemed necessary or desirable by Bank in order to establish, protect, preserve and perfect its mortgage on and security interest in the Aircraft as a valid first perfected mortgage and security interest shall have been duly effected, including, without limitation, the filing of this Agreement with the FAA, and the filing of financing statements with respect to the avionics, parts, the Lease and other personal property Collateral, all in form and substance satisfactory to Bank and all fees, taxes and other charges relating to such filings and recordings shall have been paid by Debtor.

                    (n) Representations. (i) The representations and warranties contained in this Agreement and any other Loan Documents shall be true and correct in all respects on and as of the date of the making of the Loan with the same effect as if made on and as of such date; (ii) no Default or Event of Default shall be in existence on the date of the making of the Loan or shall occur as a result of the Loan; and (iii) the acceptance by Debtor of the Loan shall constitute a representation by Debtor that the statements contained in clauses (i) and (ii) above are true and correct on the date of the Loan.

                    (o) No Material Adverse Change. In the sole judgment of Bank there shall have been no material adverse change in the financial condition, business or operations of Debtor, Guarantor or ILFC from June 30, 1996.

                    (p)  Other Documents and Information.   Bank shall have
        received from Debtor, in form and substance satisfactory to Bank, such other documents and information as Bank shall reasonably request.

                    (q) Legal Matters. All legal matters with respect to and all legal documents executed in connection with the transactions contemplated by this Agreement shall be satisfactory to counsel for Bank.

        SECTION 4.    REPRESENTATIONS AND WARRANTIES.

        In order to induce Bank to enter into this Agreement and to make the Loan herein provided for, Debtor represents and warrants to Bank that:

               4.1  Organization.   Debtor is a corporation duly organized,
validly existing and in good standing under the laws of the State of Nevada, has the necessary authority and power to own the Aircraft and its other assets and to transact the business in which it is engaged, and is duly qualified to do business in each jurisdiction in which the conduct of its business or the ownership of its assets requires such qualification.
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               4.2  Citizenship.  Debtor is a citizen of the United States within the meaning of Section 101(b) of the Federal Aviation Act of 1958, as amended.

               4.3 Power and Authority. Debtor has full power, authority and legal right to execute and deliver this Agreement and the Note, to perform its obligations hereunder and thereunder, to borrow hereunder and to grant the security interest created by the mortgage.

               4.4 Consents and Permits. No consent of any other party (including any stockholders, trustees or holders of indebtedness), and no consent, license, approval or authorization of, exemption by, or registration or declaration with, any governmental body, authority, bureau or agency is required in connection with the execution, delivery or performance by Debtor of this Agreement or the Note, or the validity or enforceability of this Agreement or the Note, except recordation of this Agreement with the FAA, which shall have been duly effected as of the Closing Date.

               4.5  No Legal Bar.   The execution, delivery and performance by
Debtor of this Agreement and the Note do not and will not violate any provision of any applicable law or regulation or of any judgment, award, order, writ or decree of any court or governmental instrumentality, will not violate any provision of the charter or by-laws of Debtor and will not violate any provision of or cause a default under any mortgage, indenture, contract, agreement or other undertaking to which Debtor is a party or which purports to be binding upon Debtor or upon any of its assets, and will not result in the creation or imposition of any Lien on any of the assets of Debtor other than the security interest intended to be created hereby.

               4.6 No Defaults. Debtor is not in default, and no event or condition exists which after the giving of notice or lapse of time or both would constitute an event of default, under any mortgage, indenture, contract, agreement, judgment or other undertaking to which Debtor is a party or which purports to be binding upon Debtor or upon any of its assets, except for any such default, event or condition which, individually or in the aggregate, would not affect Debtor's ability to perform its obligations under the Agreement or any such mortgage, indenture, contract, agreement, judgment or other undertaking.

               4.7 Enforceability. This Agreement and Mortgage have been duly authorized, executed and delivered by Debtor and constitute legal, valid and binding obligations of Debtor enforceable in accordance with their terms. When executed and delivered, the Note shall have been duly authorized, executed and delivered by Debtor and shall constitute a legal, valid and binding obligation of Debtor enforceable in accordance with its terms.

               4.8 No Litigation. There is no action, suit, investigation or proceeding (whether or not purportedly on behalf of Debtor) pending or threatened against or affecting Debtor or any of its assets (a) which involves the Aircraft, the Lease or any of the transactions contemplated by this Agreement; or (b) which, if adversely determined, could have an adverse effect upon the transactions contemplated by this Agreement or a material adverse effect on the business, operations or financial condition of Debtor.

               4.9 Title to Aircraft. On the Closing Date Debtor shall have good and marketable title to the Aircraft, subject to no Liens except the security interest created by the mortgage in favor of Bank and a junior lien in favor of ILFC.

               4.10 Bank's Security Interest. On the Closing Date Bank shall have a legal, valid and continuing first priority security interest in the Aircraft and the Lease, prior and superior to all other Liens, desirable in order to establish, protect and perfect such security interest in favor of Bank as a perfected first priority security interest in the Aircraft and the Lease will have been duly effected, and all filings, recordings or other actions necessary or and all taxes, fees and other charges in connection therewith shall have been duly paid.

               4.11 Financial Condition of Debtor. The consolidated proforma financial statements of Debtor dated as of the Closing Date heretofore delivered to Bank are complete and correct, have been prepared in accordance with generally accepted accounting principles consistently applied, and present fairly the financial position of Debtor as at said date and the results of its operations for the period ended on said date, and there has been no material adverse change in the financial condition, business or operations of Debtor since said date.

               4.12 Taxes. Debtor has filed all Federal, state and local income tax returns that are required to be filed, and has paid all taxes as shown on said returns and all assessments received by it to the extent that such taxes and assessments have become due, and Debtor does not have any knowledge of any actual or proposed deficiency or additional assessment in connection therewith. The charges, accruals and reserves on the books of Debtor in respect of Federal, state and local taxes for all open years, and for the current fiscal year, make adequate provision for all unpaid tax liabilities for such periods.

               4.13 Name Change. Within the previous six (6) years Debtor has not changed its name, done business under any other names, changed its chief place of business from its present location or merged or been the surviving corporation of any merger.

               4.14 Lease. The Lease is in full force and effect pursuant to the terms thereof.

        SECTION 5.    COVENANTS.

        Debtor covenants and agrees that from and after the date hereof and so long as the Commitment or the Note is outstanding:

               5.1 Notices. Debtor will promptly give written notice to Bank of (i) the occurrence of any Default or Event of Default; (ii) the occurrence of any Event of Loss; (iii) the commencement or threat of any material litigation or proceedings affecting Debtor or the Aircraft; and (iv) any dispute between Debtor and any governmental regulatory body or other party that involves the Aircraft or that might materially interfere with the normal business operations of Debtor.

               5.2 Laws; Obligations; Operations. Debtor will (i) duly observe and conform to all requirements of any governmental authorities relating to the conduct of its business, the Aircraft, and to its properties or assets; (ii) maintain its existence as a legal entity and obtain and keep in full force and effect all rights, franchises, licenses and permits which are necessary to the proper conduct of its business; (iii) remain a citizen of the United States within the meaning of Section 101(16) of the Federal Aviation Act of 1958, as amended; (iv) obtain or cause to be obtained as promptly as possible any governmental, administrative or agency approval and make any filing or registration therewith which at the time shall be required with respect to the performance of its obligations under this Agreement or the operation of the Aircraft and its business; (v) cause the Aircraft to remain duly registered, in its name, under the Federal Aviation Act of 1958, as amended; (vi) maintain or cause to be maintained all records, logs and other materials required by the FAA (or required by any other governmental authority having jurisdiction with respect thereto) to be maintained in respect of the Aircraft; and (vii) pay and perform all of its obligations and liabilities when due, including, without limitation, all fees, taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of the Equipment or any other property belonging to it.

               5.3 Inspection. Bank or its authorized representative may at any reasonable time or times inspect the Aircraft and, following the occurrence and during the continuation of an Event of Default, may at any reasonable time or times inspect the books and records of Debtor.

               5.4 Books. Debtor will keep proper books of record and account in which full, true and correct entries in accordance with generally accepted accounting principles will be made of all dealings or transactions in relation to its business and activities.

               5.5 Financial Information. Debtor will furnish or cause to be furnished to Bank (a) as soon as available, but in any event not later than 120 days after the end of each fiscal year of Debtor, a consolidated and consolidating balance sheet of Debtor as at the end of such fiscal year, and consolidated statements of income and cash flows of Debtor for such fiscal year, together with equivalent information for the prior fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles applied on a basis consistently maintained throughout the period involved and audited by certified public accountants acceptable to Bank; (b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Debtor, a consolidated and consolidating balance sheet of

Debtor as at the end of such quarterly period and consolidated statements of income and cash flows of Debtor for such quarterly period and for the portion of the fiscal year then ended, together with equivalent information for the prior comparable quarterly period, all in reasonable detail, prepared in accordance with generally accepted accounting principles applied on a basis consistently maintained throughout the period involved and certified by the chief financial officer of Debtor; (c) (i) as soon as available, but in any event not later than 120 days after the end of each fiscal year of Guarantor, a consolidated and consolidating balance sheet of Guarantor as at the end of such fiscal year, and consolidated statements of income and cash flows of Guarantor for such fiscal year, all in reasonable detail, prepared in accordance with generally accepted accounting principles applied on a basis consistently maintained throughout the period involved and audited by certified public accountants acceptable to Bank; and (ii) if applicable, Guarantor's Annual Report under Section 13 or 15(d) of the Securities Exchange Act of 1934; (d)(i) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Guarantor, a consolidated balance sheet of Guarantor as at the end of such quarterly period and consolidated statements of income and cash flows of Guarantor for such quarterly period and for the portion of the fiscal year then ended, together with equivalent information for the prior comparable quarterly period, all in reasonable detail, prepared in accordance with generally accepted accounting principles applied on a basis consistently maintained throughout the period involved and certified by the chief financial officer of Guarantor, and (ii) if applicable, Guarantor's Quarterly Report under Section 13 or 15(d) of the Securities Exchange Act of 1934; (e) as soon as available, but in any event no later than January 31 of each year a report showing all aircraft owned by Guarantor, including type of aircraft, manufacture date, related leases and lease maturity dates; (f) to be delivered with the reports required in subsections a, b, (c)(i) and (d)(i), a certificate of Guarantor's treasurer,
(A) setting forth the calculations to determine Debtor's and Guarantor's actual performance with respect to the financial covenants in Section 5.13, and (B) certifying that no event of default or potential event of default has occurred and is continuing with respect to Debtor's and Guarantor's obligations hereunder, or if such an event has occurred or is continuing, describing the default and the steps, if any, being taken to cure it; and (g) promptly, such additional financial and other information as Bank may from time to time reasonably request.

               5.6 Further Assurances. Debtor will promptly, at any time and from time to time, at its sole expense, execute and deliver to Bank such further instruments and documents, and take such further action, as Bank may from time to time reasonably request in order to further carry out the intent and purpose of this Agreement and to establish and protect the rights, interests and remedies created, or intended to be created, in favor of Bank hereby, including, without limitation, the execution, delivery, recordation and filing of financing statements and continuation statements. Debtor hereby authorizes Bank, in such jurisdictions where such action is authorized by law, to effect any such recordation or filing of financing statements without the signature of Debtor thereto. Debtor will pay, or reimburse Bank for, any and all fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation and protection of Bank's security interest in the Aircraft and the Lease, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payments or discharge of any taxes or Liens upon or in respect of the Aircraft, premiums for insurance with respect to the Aircraft and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Aircraft and Bank's interests therein, whether through judicial proceedings or otherwise, or in connection with defending or prosecuting any actions, suits or proceedings arising out of or related to the Aircraft or the Lease; and all such amounts that are paid by Bank shall, until reimbursed by Debtor, constitute Obligations of Debtor secured by the Collateral.

               5.7 No Disposition of Collateral. Debtor will not sell, convey, transfer, exchange, lease or otherwise relinquish possession or dispose of any of the Collateral or attempt or offer to do any of the foregoing, unless the proceeds of such sale or transfer are paid to Bank and are sufficient to satisfy the Obligations in full.

               5.8 No Liens. Debtor will not create, assume or suffer to exist any Lien of any kind upon the Collateral except for the security interest created by the Mortgages in favor of Bank and ILFC.

               5.9 Debtor's Title; Bank's Security Interest. Debtor will warrant and defend its good and marketable title to the Aircraft, and Bank's first perfected priority security interest in the Collateral, against all
claims and demands whatsoever.   If at any time any Person shall claim any
right or interest in the Aircraft, Debtor shall, at its expense, cause such claim to be waived in writing or otherwise eliminated to Bank's satisfaction within 30 days after such claim shall have first become known to Debtor.

               5.10 No Changes in Debtor. Debtor will not and will cause Guarantor not to (a) liquidate or dissolve; or (b) sell or otherwise dispose of all or any substantial portion of its assets; or (c) change its name or the form of organization of its business; or (d) without thirty (30) days prior written notice to Lender change its chief executive office.

               5.11 No Changes in Lease. There shall be no amendments or changes to the Lease without prior written consent of the Bank, such consent not to be unreasonably withheld.

               5.12 Use of Aircraft; Maintenance; Identification. In the event the Aircraft is no longer subject to the Lease:

                    (a) Debtor will not change its principal base from that specified on the Supplement without the prior written consent of Bank. Debtor hereby further agrees not to operate the Aircraft in any area excluded from coverage by any insurance required by the terms of Subsection 5.12 hereof.

                    (b) Debtor will operate the Aircraft in a careful and proper manner, will comply with and conform to all governmental laws, rules and regulations relating thereto, and will cause the Aircraft and all related equipment to be operated in compliance with the requirements of the insurance policies required by Subsection 5.12 hereof, and in accordance with the manufacturer's or supplier's instructions or manuals and only by competent and duly qualified personnel.

                    (c) Debtor will, at its own expense, maintain, service, repair, overhaul and test the Aircraft, and furnish all parts, replacements, mechanisms, devices and servicing required therefor so that the value, condition and operating efficiency thereof will at all times be maintained and preserved, at a level which is the higher of,
        (x) its value, condition and operating efficiency when delivered to Debtor by the vendor, fair wear and tear excepted, or (y), the level required by any governmental authority having jurisdiction with respect thereto, and, in any case, the level necessary to enable the airworthiness certification of the Aircraft to be maintained in good standing at al times under the Federal Aviation Act of 1958, as amended, or as shall be required by any and all applicable Federal Aviation Administration Airworthiness Directives, Operators Letters and Service Bulletins. All such repairs, parts, mechanisms, devices and replacements shall immediately, without further act, become part of the Aircraft and subject to the security interest created by this Agreement. Debtor will not make or authorize any improvement, change, addition or alteration to the Aircraft if such improvement, change, addition or alteration will impair the originally intended function or use of the Aircraft, impair the value of the Aircraft as it existed immediately prior to such improvement, change, addition or alteration, or violate any applicable governmental rule, regulation or standard. Any part added to the Aircraft in connection with any improvement, change, addition or alteration shall immediately, without further act become part of the Aircraft and subject to the security interest created by this Agreement.

                    (d) Debtor shall, at its expense, cause to be attached to the Aircraft a notice satisfactory to Bank disclosing Bank's security interest in the Aircraft.

               5.13  Insurance.

                    (a) Third Party Comprehensive Aircraft and General Liability Insurance and Insurance Against Loss or Damage to the Aircraft. Debtor shall maintain or cause to be maintained at all times on the Aircraft, at its sole expense, all-risk aircraft hull physical damage (including, without limitation, ground, flight and taxiing exposures, and engines while removed from the Aircraft) insurance and third-party bodily injury (including death) and property damage comprehensive aircraft liability (including, without limitation products liability, passenger and cargo liability and contractual liability) insurance in such amounts, against such risks, in such form and with such insurers as shall be satisfactory to Bank; provided, that such insurance shall include, without limitation, the following; (i) all-risk physical damage insurance covering the Aircraft in an amount which shall not on any date be less than the greater of the full replacement value of the Aircraft or the outstanding principal balance of the Note, and which shall name Bank as loss payee with losses adjusted on an agreed value basis; (ii) comprehensive aircraft liability insurance in an amount which shall not on any date be less than $20,000,000.00 and which shall name Bank as an additional insured; (iii) war risk (including seizure, nationalization confiscation and expropriation) insurance when operating outside the continental United States and Canada; and (iv) hijacking and acts of terrorism (including political and non- political hijacking) insurance at all times. Any policies of insurance carried in accordance with this Subsection 5.12(a) and any policies taken out in substitution or replacement for any such policies shall (A) be amended to name Bank as loss payee and as additional insured, (B) provide that if such insurance is cancelled for any reason whatever, or any substantial change is made in the coverage which adversely affects the interest of Bank, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse shall not be effective as to Bank until thirty days after receipt by Bank of written notice from such insurers of such cancellation, change or lapse, (C) provide that such insurers shall provide written notice to Bank at least thirty days prior to the expiration or termination date of any insurance carried and maintained pursuant to this Section 5.12(a), (D) provide that in respect of the interest of Bank in such policies the insurance shall not be invalidated by any action or inaction of Debtor or any other Person, and shall insure Bank's interest regardless of any breach or violation by Debtor or any other Person of any warranties, declarations or conditions contained in such policies, (E) provide that the insurers shall waive any rights of subrogation against Bank, (F) be primary without right of contribution from any other insurance which may be carried by Bank with respect to its interest in the Aircraft and
        (G) provide that Bank shall have no obligation or liability for premiums, commissions, assessments, warranties, representations or calls in connection with such insurance. If Debtor shall fail to maintain insurance as herein provided, Bank may at its option provide such insurance and, in such event, Debtor shall, upon demand, reimburse Bank for the cost thereof, together with interest on such amount at the Late Charge Rate. The insurance as required under the Lease is acceptable with respect to the above requirements.

                    (b) Certificate of Insurance. Prior to the Closing Date, and on or prior to each policy renewal or replacement date, Debtor shall furnish to Bank a certificate or other formal evidence satisfactory to Bank that the insurance coverage required in this Subsection 5.12 is in effect; provided, however, that nothing in this Subsection 5.12 shall be deemed to obligate Bank to verify the existence or adequacy of any insurance.

               5.14 Financial Covenants. (a) Debtor shall at all times hereafter maintain a minimum Consolidated Tangible Net Worth of not less than $10,000.00, and (b) Guarantor shall at all times hereafter maintain a minimum Consolidated Tangible Net Worth of not less than $5,000,000 plus 50% of cumulative net income (but without deduction for losses).

               5.15 Indebtedness for Borrowed Money. Debtor shall not incur or permit to exist any Indebtedness for borrowed money other than the Obligation, subordinated debt in favor of ILFC which is the subject to the Subordination Agreement referred to in Section 3.1(r) hereof and Indebtedness incurred in the ordinary course of business not to exceed $200,000 under the Lease for the Aircraft and as otherwise disclosed to Bank in writing prior to the Closing Date.

        SECTION 6.    SECURITY INTEREST.

               6.1 Grant of Security Interest. As collateral security for the prompt and complete payment and performance when due of all the Obligations and in order to induce Bank to enter into this Agreement and make the Loan in accordance with the terms hereof and to extend other credit from time to time to Debtor, whether under this Agreement or otherwise, Debtor hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to Bank, and hereby grants to Bank a first priority security interest in, all Debtor's right, title and interest in, to and under the Collateral.

               6.2  Bank Appointed as Attorney-in-Fact.

                    (a) Debtor hereby irrevocably constitutes and appoints Bank and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Debtor and in the name of Debtor or in its own name, from time to time in Bank's discretion, for the purpose of carrying out the terms of this Agreement or any other Loan Document, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement. Debtor hereby ratifies all that said attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable.

                    (b) The powers conferred on Bank hereunder are solely to protect its interest in the Collateral and shall not impose any duty
        upon it to exercise any such powers.   Bank shall be accountable only
        for amounts that it actually receives as a result of the exercise of such powers and neither it nor any of its officers, directors, employees or agents shall be responsible to Debtor for any act or failure to act.

        SECTION 7.    EVENTS OF DEFAULT.

        The following events shall each constitute an event of default (herein called "Event of Default") under this Agreement:

                    (a) Debtor shall fail to pay any Obligation within 3 days after the same becomes due (whether at the stated maturity, by acceleration or otherwise); or

                    (b) Any representation or warranty made by Debtor in this Agreement, the Mortgage or in connection with the Loan, or by either Debtor or Guarantor in any document, certificate or financial or other statement now or hereafter furnished in connection with this Agreement, the Mortgage or the Guaranty Agreement shall at any time prove to be untrue or misleading in any material respect as of the time when made; or

                    (c) Debtor shall fail to observe any covenant, condition or agreement contained in Sections 2.3, 2.4, 4.1, 5.2, 5.8, 5.10, 5.11, 5.12(a) or 5.13 hereof; or

                    (d) Debtor shall fail to observe or perform any other covenant, condition or agreement contained in this Agreement, and such failure shall continue unremedied for a period of 15 days after the earlier of (i) the date on which Debtor obtains, or should have obtained, knowledge of such failure; or (ii) the date on which notice thereof shall be given by Bank to Debtor; or

                    (e) Either Debtor or Guarantor shall (i) default in the payment of any obligation to Bank or to any of its subsidiaries or affiliates, whether such obligation is for borrowed money, under any capitalized lease, or for the deferred purchase price of property including interest thereon, beyond the period of grace, if any, provided with respect thereto, or (ii) default in the performance or observance of any other term, condition or agreement contained in any such obligation or in any agreement relating thereto, if the effect of such default is to cause, or permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause such obligation to become due prior to its stated maturity or to realize upon any collateral given as security therefor; or

                    (f) The institution by Debtor, Guarantor or ILFC of proceedings to be adjudicated a bankrupt or insolvent, or the consent by either of them to the institution of bankruptcy or insolvency proceedings against it, or the commencement by either of them of a voluntary proceeding or case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or the consent by either of them to the filing of any such petition or to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or similar official) of either of them or of any substantial part of their property, or the making by either of them of any assignment for the benefit of creditors or the admission by either of them of their inability to pay their debts generally as they become due or their willingness to be adjudicated a bankrupt or the failure of either of them generally to pay their debts as they become due or the taking of corporate action by either of them in furtherance of any of the foregoing; or

                    (g) The entry of a decree or order for relief by a court having jurisdiction in respect of either Debtor, Guarantor or ILFC adjudging either Debtor, Guarantor or ILFC a bankrupt or insolvent, or approving as properly filed a petition seeking a reorganization, arrangement, adjustment or composition of or in respect of Debtor, Guarantor or ILFC in an involuntary proceeding or case under the federal bankruptcy laws, as now or hereafter constituted, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, or assignee, custodian, trustee or sequestrator (or similar official) of Debtor, Guarantor or ILFC or of any substantial part of their property, or ordering the winding-up or liquidation of their affairs, and the continuance of any such decree or order unstayed and in effect for a period of 30 days; or

                    (h) Guarantor shall default upon or breach any covenant in its Guaranty Agreement, or if its Guaranty Agreement shall cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability thereof shall be contested by Guarantor or Guarantor shall deny that it has any further liability with respect thereto; or

                    (i) ILFC shall default in the payment of any obligation in excess of $10,000,000 owed to any party, or IAI shall default in the payment of any obligation in excess of $500,000 owed to any party, in each event whether such obligation is for borrowed money, under any capitalized lease or for the deferred purchase price of property including interest thereon, beyond the period of grace, if any, provided with respect thereto; or

                    (j)  Guarantor shall dissolve; or

                    (k) ILFC shall default under its purchase agreement or subordination agreement with Bank; or

                    (l)  ILFC shall dissolve; or

                    (m)  An Event of Default shall occur under the Lease.

        SECTION 8.    REMEDIES.

               8.1 If an Event of Default specified in Subsections 7(f) or (g) above shall occur, then, and in any such event, the principal amount of the Note, together with accrued interest thereon and all other amounts owing under or with respect to this Agreement shall become immediately due and payable without any notice or other action by Bank and if any other Event of Default shall occur and be continuing, then, and in any such event, Bank may, by notice of default given to Debtor, declare the Note and all other amounts owing under or with respect to this Agreement to be forthwith due and payable, whereupon the principal amount of the Note, together with accrued interest thereon and all other amounts owing under or with respect to this Agreement shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived. During the continuance of any Event of Default hereunder, Bank shall have the right to pursue and enforce any of its rights and remedies hereunder.

               8.2 If an Event of Default shall occur and be continuing, Bank may exercise in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of secured parties under the Code or under any other applicable law. Without limiting the generality of the foregoing, Debtor agrees that in any such event, Bank without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Debtor or any other Person (all and each of which demands, advertisements and/or notices are hereby expressly waived), may forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase or otherwise dispose of and deliver the Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker's board or at any of Bank's offices or elsewhere at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Bank shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in Debtor, which right or equity is hereby expressly released. Debtor further agrees, at Bank's request, to assemble the Collateral, make it available to Bank at places which Bank shall reasonably select, whether at Debtor's premises or elsewhere. Bank shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale (after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care, safekeeping or otherwise of any or all of the Collateral or in any way relating to the rights of Bank hereunder, including attorneys' fees and legal expenses) to the payment in whole or in part of the Obligations, in such order as Bank may elect and only after so applying such net proceeds and after the payment by Bank of any other amount required by any provision of law (including Section 9-504(1)(c) of the Code), need Bank account for the surplus, if any, to Debtor. To the extent permitted by applicable law, Debtor waives all claims, damages, and demands against Bank arising out of the repossession, retention or sale of the Collateral. Debtor agrees that Bank need not give more than 10 days' notice (which notification shall be deemed given when mailed, postage prepaid, addressed to Debtor at its address set forth in
Section 9.2 hereof) of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters. Debtor shall be liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all amounts to which Bank is entitled.

               8.3 Debtor agrees to pay all costs of Bank, including attorneys' fees, incurred with respect to the collection of any of the Obligations and the enforcement of any of its respective rights hereunder or under any other Loan Document.

               8.4 Debtor hereby waives presentment, demand, protest or any notice (to the extent permitted by applicable law) of any kind in connection with this Agreement or any Collateral.

        SECTION 9.    MISCELLANEOUS.

               9.1 No Waiver; Cumulative Remedies. No failure or delay on the part of Bank in exercising any right, remedy, power or privilege hereunder or under the Note shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. No right or remedy in this Agreement is intended to be exclusive but each shall be cumulative and in addition to any other remedy referred to herein or otherwise available to Bank at law or in equity; and the exercise by Bank of any one or more of such remedies shall not preclude the simultaneous or later exercise by Bank of any or all such other remedies. To the extent permitted by law, Debtor waives any rights now or hereafter conferred by statute or otherwise which limit or modify any of Bank's rights or remedies under this Agreement.

               9.2 Notices. Any notice required or permissible under this Agreement will be in writing. Notices will be delivered in person or sent by fax, letter (mailed first class, postage prepaid), or by expedited delivery addressed to the parties as set forth hereinbelow. In the case of a fax, notice will be deemed received upon actual receipt (in the case of a fax notice, the date of actual receipt will be deemed to be the date set forth on the confirmation of receipt produced by the sender's fax machine immediately after the fax is sent). In the case of a mailed letter, notice will be deemed received on the 3rd day after mailing. In the case of a notice sent by expedited delivery, notice will be deemed received on the date of delivery set forth in the records of the Person which accomplished the delivery. If any notice is sent by more than one of the above listed methods, notice will be deemed received on the earliest possible date in accordance with the above provisions. Notices will be sent to the parties at the following addresses:

Bank:                    Wells Fargo Bank, N.A.
                         707 Wilshire Boulevard, 2818-164
                         Los Angeles, California 90017
                         Attention: Anthony Xinis

                         Telefacsimile Number:  (213) 614-2569
                         Telephone Number: (213) 614-4745


Debtor:                  SWA I Corporation
                         1210 South Valley View, Suite 202
                         Las Vegas, Nevada 89102

                         Telefacsimile Number: (702) 880-3440
                         Telephone Number: (702) 880-1000

or to such other places and numbers as either party directs in writing.

               9.3 Payment of Expenses and Taxes; Indemnity; Performance by Bank of Debtor's Obligations.

                    (a) Debtor agrees, whether or not the transactions contemplated by this Agreement shall be consummated, to pay (i) up to the amount of $15,000, all costs and expenses of Bank in connection with the negotiation, preparation, execution and delivery of this Agreement, and the other documents relating hereto, including, without limitation, the reasonable fees and disbursements of counsel to Bank;
        (ii) all fees and taxes in connection with the recording of this Agreement or any other document or instrument required hereby; and
        (iii) all costs and expenses of Bank in connection with the enforcement of this Agreement and the Note, including all legal fees and disbursements arising in connection therewith. Debtor also agrees to pay, and to indemnify and save Bank harmless from any delay in paying, all taxes, including without limitation, sales, use, stamp and personal property taxes (other than any corporate income, capital, franchise or similar taxes payable by Bank with respect to the payments made to Bank hereunder or thereunder) and all license, filing, and registration fees and assessments and other charges, if any, which may be payable or determined to be payable in connection with the execution, delivery and performance of this Agreement or the Note or any modification thereof.

                    (b) Debtor hereby further agrees, whether or not the transactions contemplated by this Agreement shall be consummated to pay, indemnify, and hold Bank harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever arising with respect to or in connection with the execution, delivery, enforcement, performance or administration of this Agreement and the Note (the foregoing being referred to as the "indemnified liabilities"), provided, that Debtor shall have no obligation hereunder with respect to indemnified liabilities arising from the gross negligence or willful misconduct of Bank.

                    (c) If Debtor fails to perform or comply with any of its agreements contained herein and Bank shall itself perform or comply, or otherwise cause performance or compliance, with such agreement, the expenses of Bank incurred in connection with such performance or compliance, together with interest thereon at the rate provided for in the Note shall be payable by Debtor to Bank on demand and until such payment shall constitute Obligations secured hereby.

               9.4 Survival of Representations and Warranties. All representations and warranties made in this Agreement and any certificates delivered pursuant hereto or thereto shall survive the execution and deliver of this Agreement and the making of the Loan hereunder, and the agreements contained in Section 9.3 hereof shall survive payment of the Note.

               9.5 Amendments; Waivers. No provision of this Agreement, the Note, or any related agreements, may be amended or modified in any way, nor may noncompliance therewith be waived, except pursuant to a written instrument executed by Bank and Debtor. In the case of any waiver, Bank and Debtor shall be restored to their former position and rights hereunder, under the outstanding Note, and under any related agreements, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall in any way be, or be construed to be, a waiver of any other or subsequent Default or Event of Default, or impair any right consequent thereon.

               9.6 Counterparts. This Agreement may be executed by the parties hereto on any number of separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument.

               9.7 Headings. The headings of the Sections and paragraphs are for convenience only, are not part of this Agreement and shall not be deemed to effect the meaning or construction of any of the provisions hereof.

               9.8 Successors or Assigns. This Agreement shall be binding upon and inure to the benefit of Debtor and Bank and their respective successors and assigns, except that Debtor may not assign or transfer its rights hereunder or any interest herein without the prior written consent of Bank.

               9.9 Merger Clause. This Agreement contains the full, final and exclusive statement of the agreement between Bank and Debtor relating to the transactions hereby contemplated.

               9.10 Construction. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, Debtor hereby waives any provision of law which renders any provision hereof prohibited or unenforceable in any respect. This Agreement and the Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of California.

               9.11 ARBITRATION. Each party hereto acknowledges and agrees to the arbitration provisions attached hereto as Exhibit "A", the terms of which are incorporated herein.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                    SWA I CORPORATION


                    By:    /s/ Richard O. Hammond
                       --------------------------------

                    Title:      CFO
                          -----------------------------


                    WELLS FARGO BANK, N.A.


                    By:  /s/ Anthony Xinis
                       --------------------------------

                    Title:    Senior Vice President
                          -----------------------------

Acknowledged and agreed:

                    INTERNATIONAL AIRCRAFT INVESTORS


                    By:   /s/ Michael P. Grella
                       --------------------------------

                    Title:     President
                          -----------------------------

ARBITRATION:


        (a) Arbitration. Upon the demand of any party, any Dispute shall be resolved by binding arbitration (except as set forth in (e) below) in accordance with the terms of this Agreement. A "Dispute" shall mean any action, dispute, claim or controversy of any kind, whether in contract or tort, statutory or common law, legal or equitable, now existing or hereafter arising under or in connection with, or in any way pertaining to, this Agreement and each other document, contract and instrument required hereby or now or hereafter delivered to Bank in connection herewith (collectively, the "Documents"), or any past, present or future extensions of credit and other activities, transactions or obligations of any kind related directly or indirectly to any of the Documents, including without limitation, any of the foregoing arising in connection with the exercise of any self-help, ancillary or other remedies pursuant to any of the Documents. Any party may by summary proceedings bring any action in court to compel arbitration of a Dispute. Any party who fails or refuses to submit to arbitration following a lawful demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

        (b) Governing Rules. Arbitration proceedings shall be administered by the American Arbitration Association ("AAA") or such other administrator as the parties shall mutually agree upon in accordance with the AAA Commercial Arbitration Rules. All Disputes submitted to arbitration shall be resolved in accordance with the Federal Arbitration Act (Title 9 of the United States
Code), notwithstanding any conflicting choice of law provision in any of the Documents. The arbitration shall be conducted at a location in California selected by the AAA or other administrator. If there is any inconsistency between the terms hereof and any such rules, the terms and procedures set forth herein shall control. All statutes of limitation applicable to any Dispute shall apply to any arbitration proceeding. All discovery activities shall be expressly limited to matters directly relevant to the Dispute being arbitrated. Judgment upon any award rendered in an arbitration may be entered in any court having jurisdiction; provided however, that nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. Section 91 or any similar applicable state law.

        (c) No Waiver; Provisional Remedies, Self-Help and Foreclosure. No provision hereof shall limit the right of any party to exercise self- help remedies such as setoff, foreclosure against or sale of any real or personal property collateral or security, or to obtain provisional or ancillary remedies, including without limitation injunctive relief, sequestration, attachment, garnishment or the appointment of a receiver, from a court of competent jurisdiction before, after or during the pendency of any arbitration or other proceeding. The exercise of any such remedy shall not waive the right of any party to compel arbitration hereunder.

        (d) Arbitration Qualifications and Powers; Awards. Arbitrators must be active members of the California State Bar or retired judges of the state or federal judiciary of California, with expertise in the substantive law applicable to the subject matter of the Dispute. Arbitrators are empowered to resolve Disputes by summary rulings in response to motions filed prior to the final arbitration hearing. Arbitrators (i) shall resolve all Disputes in accordance with the substantive law of the state of California, (ii) may grant any remedy or relief that a court of the state of California could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award, and (ii) shall have the power to award recovery of all costs and fees, to impose sanctions and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Any dispute in which the amount in controversy is $5,000,000 or less shall be decided by a single arbitrator who shall not render an award of greater than $5,000,000 (including damages, costs, fees and expenses). By submission to a single arbitrator, each party expressly waives any right or claim to recover more than $5,000,000. Any Dispute in which the amount in controversy exceeds $5,000,000 shall be decided by majority vote of a panel of three arbitrators; provided however that all three arbitrators must actively participate in all hearings and deliberations.

        (e) Judicial Review. Notwithstanding anything herein to the contrary, in any arbitration in which the amount in controversy exceeds $10,000,000, the arbitrators shall be required to make specific, written findings of fact and conclusions of law. In such arbitrations (i) the arbitrators shall not have the power to make any award which is not supported by substantial evidence or which is based on legal error, (ii) an award shall not be binding upon the parties unless the findings of fact are supported by substantial evidence and the conclusions of law are not erroneous under the substantive law of the state of California, and (iii) the parties shall have in addition to the grounds referred to in the Federal Arbitration Act for vacating, modifying or correcting an award the right to judicial review of (A) whether the findings of fact rendered by the arbitrators are supported by substantial evidence, and (B) whether the conclusions of law are erroneous under the substantive law of the state of California. Judgment confirming an award in such a proceeding may be entered only if a court determines the award is supported by substantial evidence and not based on legal error under the substantive law of the state of California.

        (f) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business, by applicable law or regulation, or to the extent necessary to exercise any judicial review rights set forth herein. If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the Documents or the subject matter of the Dispute shall control. This Agreement may be amended or modified only in writing signed by Bank and Borrower. If any provision of this Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or any remaining provisions of this Agreement. This arbitration provision shall survive termination, amendment or expiration of any of the Documents or any relationship between the parties.

        IN WITNESS WHEREOF, this Addendum has been executed as of the same date as the Agreement.



SWA I CORPORATION

By  /s/ Richard O. Hammond
  --------------------------------

Its        CFO
   -------------------------------